HOME EQUITY ASSET TRUST 2007-2

DERIVED INFORMATION [3/8/2007]

[$1,149,600,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,149,600,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Disclaimer
All information on the Mortgage Loans is approximate, includes aportion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/07 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 420

Total Outstanding Loan Balance ($): 74,716,102

Total Expected Collateral Balance ($): 1,200,000,100

Total Expected Collateral Balance-Selection ($): 76,407,133

Average Loan Current Balance ($): 177,895

:

Weighted Average Original LTV (%)   81.9

Weighted Average Coupon (%): 8.48

Arm Weighted Average Coupon (%): 8.48

Fixed Weighted Average Coupon (%): 8.52

Weighted Average Margin (%): 6.03

Weighted Average FICO (Non-Zero): 643

Weighted Average Age (Months): 3

:

% First Liens: 100.0

% Second Liens: 0.0

% Arms: 87.8

% Fixed: 12.2

%Interest Only: 2.7

% of Loans with Mortgage Insurance:  0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.01 - 5.50	1	99,667	0.1	5.45	60.2	695
6.51 -7.00	15	4,516,509	6.0	6.82	75.1	688
7.01- 7.50	27	5,794,516	7.8	7.27	79.4	671
7.51 - 8.00	74	15,591,096	20.9	7.82	81.0	652
8.01 - 8.50	73	15,435,455	20.7	8.30	83.6	645
8.51 - 9.00	89	15,540,273	20.8	8.81	83.4	647
9.01 - 9.50	62	8,823,428	11.8	9.28	82.3	617
9.51 - 10.00	39	4,396,239	5.9	9.78	84.5	622
10.01 - 10.50	18	2,163,672	2.9	10.26	81.1	587
10.51 -11.00	6	1,010,411	1.4	10.82	85.0	579
11.01 - 11.50	11	1,076,232	1.4	11.28	76.9	542
11.51 - 12.00	2	133,133	0.2	11.69	77.7	528
12.01 >=-	3	133,471	0.2	12.40	71.0	560
Total.	420	74,716,102	100.0	8.48	81.9	643

Max: 12.56 Min: 5.45 WgtAvg: 8.48

FICO	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
426 - 450	1	256,507	0.3	6.75	41.3	448
476 - 500	4	630,176	0.8	9.51	69.6	493
501 - 525	12	1,941,886	2.6	9.45	76.6	512
526 - 550	14	2,110,788	2.8	8.98	74.3	537
551- 575	27	4,590,613	6.1	9.31	76.6	562
576 - 600	36	5,121,876	6.9	8.99	76.4	588
601 - 625	75	11,246,622	15.1	8.81	82.5	613
626 - 650	90	15,685,982	21.0	8143	83.9	639
651 - 675	67	13,076,806	17.5	8.38	83.5	662
676 - 700	44	8,965,576	12.0	7.93	83.4	686
701 - 725	22	4,795,943	6.4	7.93	86.2	710
726 -750	13	2,845,619	3.8	7.93	79.9	738
751.775	11	3,002,669	4.0	7.99	85.0	762
776 - 800	4	445,040	0.6	7.72	78.6	784
Total.	420	74,716,102	100.0	8.48	81.9	643
Max: 796 Min: 448 Wet Ave. 643

Scheduled Balance	No of Loans	Total Scheduled Balance ($)	%o Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50.000	7	288,391	0.4	10.01	71.6	599
50,001 - 100,000	131	9,640,717	12.9	9.15	80.3	631
100,001 - 150,000	85	10,702,730	14.3	8.66	81.0	637
150,001 - 200,000,	69	12,073,453	16.2	8.45	79.3	642
200,001- 250,000	36	7,959,205	10.7	8.55	83.1	641
250,001 -300,000	29	8,022,480	10.7	8.36	81.7	621
300,001 - 350,000	19	6,136,149	8.2	8.28	81.7	635
350,001- 400,000	15	5,499,812	7.4	8.21	85.7	654
400,001 - 450,000	12	5,048,685	6.8	8.54	861	659
450,001 -500,000	6	2,887,697	3.9	7.68	82.5	697
500,001 - 550,000	4	2,026,739	2.7	8.10	85.0	648
550,001 - 600,000	2	1,155,735	1.5	8.92	90.0	675
600,001- 650,000	3	1,898,897	2.5	7.81	78.2	622
65,0,001-700,000	1	652,334	0.9	7.99	90.0	657
700,001 - 750,000	1	723,076	1.0	6.64	72.5	775
Total.	420	74,716,102	100.0	8.48	81.9	043
Max: 723,076.05 Min: 30,309.51 Wtd Avg: 177,895.48

Original LTV (%) *	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<=50.0	12	1,532,634	2.1	7.96	41.6	590
50.1- 55.0	4	596,674	0.8	7.80	53.7	664
55.1.-60.0	9	1,317,807	1.8	8.30	57.7	595
60.1 - 65.0	10	1,241,794	1.7	7.48	63.6	640
65.1 -70.0	20	3,252,767	4.4	8.60	68.7	606
70.1 - 75.0	33	6,934,338	9.3	8.37	74.0	637
75.1 - 80.0	107	17,754,876	23.8	8.62	79.6	623
80.1 - 85.0	77	14,453,065	19.3	8.42	84.5	652
85.1 - 90.0	135	25,974,080	34.8	8.51	90.0	659
90.1 - 95.0	13	1,658,068	2.2	8.88	95.0	692
Total.	420	74,716,102	100.0	8.48	81.9	643
Max: 95.0 Min: 27.5 Wgt Avg: 81.9

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	136	23,590,868	31.6	8.77	83.6	649
1.00	21	5,187,645	6.9	8.58	81.6	629
2.00	197	34,967,188	46.8	8.42	82.1	635
3.00	66	10,970,401	14.7	8.02	77.4	660
Total.	420	74,716,102	100.0	8.48	81.9	643

Documentation Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Full	242	40,397,558	54.1	8.32	833	635
Reduced	83	15,023,635	20.1	8.63	80.0	662
Stated Income / Stated Assets	91	18,539,127	24.8	8.73	80.2	641
No Income /No Assets	4	755,782	1.0	8.25	83.1	700
Total.	420	74,716,102	100.0	8.48	81.9	643

Occupancy Status	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Investor	420	74.716,102	100.0	8.48	81.9	643
Total.	420	74,716,102	100.0	5.48	81.9	643

State	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
California	65	22,024,060	29.5	8.11	80.6	645
Florida	47	8,364,579	11.2	8.94	81.3	618
Illinois	28	4,789,660	6.4	8.65	82.6	658
Arizona	22	3,616,466	4.8	8.15	82.1	654
New Jersey	15	3,308,883	4.4	8.43	83.0	668
Maryland	17	3,021,231	4.0	8.38	78.8	621
Texas	31	2,978,735	4.0	8.99	82.9	633
Georgia	22	2,448,520	3.3	8.80	83.3	639
New York	7	1,920,082	2.6	8.50	82.6	682
Washington	8	1,766,653	2.4	7.47	84.1	663.
Pennsylvania	12	1,753,252	2.3	8.76	76.3	628
Colorado	6	1,681,007	2.2	8.14	89.1	653
Ohio	19	1,668,962	2.2	9.09	83.7	642
Virginia	13	1,601,526	2.1	8.72	80.9	642
Minnesota	9	1,564,470	2.1	8.31	86.6	619
Other	99	12,208,014	16.3	8.79	82.7	642
Total.	420	74,716,102	100.0	8.48	81.9	643

Purpose	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* Ss	NZWA FICO
Purchase	150	24,342,267	32.6	8.59	87.1	654
Refinance- Rate Term	19	4,261,839	5.7	8.33	85.3	667
Refinance- Cashout	251	46,111,997	61.7	8.44	78.8	634
Total.	420	74,716,102	100.0	8.48	81.9	643

Product	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Arm 2/28	204	30125074	40.3	8.93	82.0	633
Arm 2/28 -Balloon 40/30	61	14,341,706	19.2	8.43	82.2	640
Arm 2/28 -Balloon 50/30	54	15,329,934	20.5	8.27	84.1	645
Arm 3/27	11	1,447,818	1.9	8.47	83.6	657
Arm 3/27-Balloon 40/30	1	83,168	0.1	8.28	85.0	538
Arm 3/27 - Balloon 50/30	2	701,040	0.9	7.15	76.4	685
Arm 5/25	8	1,855,712	2.5	7.54	77.2	728
Arm 5/25 =Balloon 40/30	4	1,271,649	1.7	7.67	81.1	672
Arm 5/25 -Balloon 50/30	1	419,951	0.6	8.18	71.2	683
Fixed Balloon 40/30	10	1,635,511	2.2	8.35	77.0	635
Fixed Balloon 50/30	3	896,931	1.2	8.26	75.1	650
Fixed Rate	61	6,607,610	8.8	8.60	79.6	650
Total.	420	74,716,102	100.0	8.48	81.9	643

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	294	50,283,121	67.3	8.49	81.5	634
2 Family	48	7,599,603	10.2	8.84	81.3	649
3-4 Family	23	7,111,088	9.5	7.95	79.8	682
Condo	30	5,639,471	7.5	8.38	83.9	655
PUD	25	4,082,820	5.5	8.75	87.9	645
Total.	420	74,716,102	100.0	8.48	81.9	643

Margin (%)	No of Loans	Total scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.01 -4.00	3	329,368	0.5	7.67	77.8	658
4.01 -4.50	7	1,662,399	2.5	7.03	71.3	700
4.51 - 5.00	14	3,083,420	4.7	7.39	83.4	689
5.01 - 5.50	17	3,492,645	5.3	7.69	75.1	633
5.51 -6.00	161	31,862,756	48.6	8.31	83.7	648
6.01 - 6.50	61	12,616,796	19.2	8.85	82.2	632
6.51 - 7.00	58	9,949,052	15.2	9.12	82.1	618
7.01 - 7.50	15	1,715,850	2.6	9.57	81.6	625
7.51 - 8.00	7	588,702	0.9	9.69	85.9	596
8.01 - 8.50		199,349	0.3	10.39	78.4	591
8.51 - 9.00	1	75,713	0.1	9.50	65.9	594
Total.	346	65,576,050	100.0	8.48	82.3	642
Max: 8.75 Min: 1.06 Wgt Avg: 6.03

Months to Rate Reset	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
4 - 6	1	32,226	0.0	10.10	65.0	485
7-9	2	648,058	1.0	7.72	64.7	.572
13 - 15	3	383,878	0.6	10.01	78.0	548
16 - 18	3	834,964	1.3	8.55	77.3	547
19 - 21	146	28,783,190	43.9	8.38	83.0	644
22 - 24	164	290,14,398	44.4	8.70	82.8	636
28 - 30	2	169,221	0.3	9.22	87.5	589
31 - 33	4	1,201,657	1.8	7.30	79.2	677
34 - 36	8	861,148	1.3	8.91	83.1	653
37>=	13	3,547,311	5.4	7.66	77.9	703
Totals	346	65,576,050	100.0	8.48	82.3	642
Max: 59 Min: 6 Wgt Avg: 24

Maximum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
9.51 - 11.50	1	99,667	0.2	5.45	60.2	695
12.51 -13.00	13	4,142,431	6.3	6.89	78.3	686
13.01-13.50	19	4,488,464	6.8	7.27	80.4	673
13.51-14.00	55	12,015,467	18.3	7.84	79.7	642
14.01 - 14.50	62	13,340,334	20.3	8.31	83.6	645
14.51 - 15.00	68	13,718,776	20.9	8.69	84.0	656
15.01 -15.50	56	8,936,710	13.6	9.13	82.6	622
15.51 -16.00	34	4,058,012	6.2	9.46	85.9	613
16.01 -16.50	16	2,018,454	3.1	10.12	82.0	583
16.51-17.00	9	1,520,880	2.3	10.31	85.3	608
17.01 - 17.50	10	991,404	1.5	11.23	77.5	550
17.51 - 18.00	2	202,274	0.3	11.09	87.6	587
18.01 >=	1	43,177	0.1	12.31	80.0	601
Total.	346	65,576,050	100.0	8.48	82.3	642
Max: 18.31 Min: 11.45 Wgt Avg: 14.55

Minimum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<=4.50	1	71,463	0.1	9.20	27.5	544
4.51 - 5.00	1	84,103	0.1	8.85	85.0	648
5.01 - 5.50	2	151,590	0.2	6.15	67.0	712
5.51 - 6.00	6	1,234,039	1.9	7.88	85.9	664
6.01-6.50	11	1,921,119	2.9	8.34	80.8	692
6.51 - 7.00	25	5,857,730	8.9	7.53	76.7	669
7.01 - 7.50	26	5,649,766	8.6	7.69	80.9	665
7.51 - 8.00	56	12,308,123	18.8	7.88	81.5	650
8.01 - 8.50	56	12,448,146	19.0	8.32	84.2	637
8.51 - 9.00	70	13,499,469	20.6	8.81	83.6	645
9.01 - 9.50	43	6,363,381	9.7	9.26	83.1	615
9.51 - 10.00	23	2,676,039	4.1	9.81	87.2	614
10.01-10.50	11	1,461,727	2.2	10.25	82.0	572
10.51-11.00	4	789,904	1.2	10.85	85.0	566
11.01- 11.50	9	936,327	1.4	11.29	76.4	545
11.51 >=	1	123,126	0.2	11.82	77.5	549
Total.	346	65,576,050	100.0	8.48	82.3	642
Max: 12.31 Min: 4.20 Wgt Avg: 8.25

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance (%)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	141	28,351,014	43.2	8.55	82.7	631
1.50	2	648,058	1.0	7.72	64.7	572
2.00	2	597,421	0.9	8.41	72.9	499
3.00	200	35,853,648	54.7	8.43	82.4	654
5.00	1	125,910	0.2	9.13	90.0	628
Total.	346	65,576,050	100.0	8.48	82.3	642
Wgt Avg: 2.12

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	343	64,802,082	98.8	8.48	82.5	643
1.50	2	648,058	1.0	7.72	64.7	572
2.00	1	125,910	0.2	9.13	90.0	628
Total.	346	65,576,050	100.0	8.48	82.3	642
WgtAvg: 1.01

Interest Only Period (Months) 0	No of Loans 413	Total Scheduled Balance ($) 72,725,851	% Scheduled Balance 97.3	WAC % 8.50	WA OLTV* % 81.9	NZWA F1CO 642
60	6	1,864,341	2.5	7.93	80.9	676
120	1	125,910	0.2	9.13	90.0	628
Total.	420	74,716,102	100.0	8.48	81.9	643